Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Shell Company Report of Kyivstar Group Ltd. on Form 20-F of our report dated April 2, 2025, with respect to our audits of the combined financial statements of VEON Holdings B.V. as of December 31, 2024 and 2023 and for the years then ended. Our report includes an explanatory paragraph as to VEON Holdings B.V.’s ability to continue as a going concern and an emphasis of matter paragraph relating to the basis of combination to the combined financial statements.

We also consent to the reference to our Firm under the heading “Statement by Experts” in the Shell Company Report on Form 20-F.

/s/ UHY LLP

Melville, NY
August 15, 2025